Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made and entered into as of March 17, 2014 (the “Effective Date”) between MBIA Inc., a Connecticut corporation (together with its successors and assigns, the “Company”), and Joseph W. Brown (the “Grantee”).

W I T N E S S E T H:

WHEREAS, the Grantee has agreed to continue to serve as the Company’s Chief Executive Officer, and the Company desires that he continue such service; and

WHEREAS, the Company maintains the MBIA Inc. 2005 Omnibus Incentive Plan (as amended, the “Plan”), pursuant to which the Compensation and Governance Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) may grant, among other awards, shares of common stock, par value $1 per share (“Common Stock”), of the Company, subject to a period of time (the “Restriction Period”) selected by the Committee during which the grant of such shares are subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan;

WHEREAS, the Committee desires to award 3,000,000 shares of Common Stock (the “Restricted Stock”) to the Grantee in part as an inducement award for the Grantee agreeing to continue to serve as the Company’s Chief Executive Officer, and in part contingent upon the achievement of performance objectives established by the Committee, subject to the terms and restrictions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Grantee (together, the “Parties”) do hereby agree as follows:

1.        Grant of Restricted Stock. Subject to the terms and conditions set forth in this Agreement, the Company hereby evidences its grant of the Restricted Stock to the Grantee under Section 6 of the Plan. As of the Effective Date, such Restricted Stock have been registered on a Form S-8. The Company shall, for so long as its shares are publicly traded, use good faith efforts to maintain the effectiveness of the registration statement(s) with respect to such Restricted Stock until the earlier of (i) the one-year anniversary of the date upon which all of the restrictions on transfer of the Restricted Stock set forth in this Agreement shall have terminated or lapsed, and (ii) the date upon which Grantee would otherwise have the ability to sell all of the Restricted Stock without volume or other restrictions under Rule 144 of the 1933 Act.

2.        Vesting of Shares.

(a)        Restriction Period. Except as provided in Sections 2(g) or 4 below, the Restricted Stock granted hereby may not be sold, assigned, transferred, pledged, hypothecated or otherwise directly or indirectly encumbered or disposed of except to the extent that the Restricted Stock has become “vested” (i.e., become non-forfeitable) pursuant to Section 2(b) through 2(e) below.

(b)        Time-Based Vesting Restricted Stock.

i)        To the extent not previously forfeited under the terms of this Agreement, one-quarter of the Restricted Stock (that is, 750,000 Restricted Stock) shall become vested on the earliest to occur of (A) December 31, 2015 (provided that the Grantee is employed by the Company on such date), (B) a Qualifying Termination and (C) a Change of Control. Any such Restricted Stock that do not become vested on or before December 31, 2015, shall be forfeited by the Grantee on such date unless the Committee provides otherwise.

ii)        To the extent not previously forfeited under the terms of this Agreement, one-quarter of the Restricted Stock (that is, 750,000 Restricted Stock) shall become vested on the earliest to occur of (A) December 31, 2016 (provided that the Grantee is employed by the Company on such date), (B) a Qualifying Termination and (C) a Change of Control. Any such Restricted Stock that do not become vested on or before December 31, 2016, shall be forfeited by the Grantee on such date unless the Committee provides otherwise.

(c)        Performance-Based Vesting Restricted Stock

i)        To the extent not previously forfeited under the terms of this Agreement, one-quarter of the Restricted Stock (that is, 750,000 Restricted Stock) shall become vested (A) on the earlier to occur of (x) January 2, 2017, and (y) a Change of Control in which the Company’s shares of Common Stock cease to be listed, or eligible for sale, on a national securities exchange or national market system (the “First Vesting Date”), but (B) only to the extent that the Market Value Appreciation performance goals are satisfied as of the First Vesting Date as provided in Section 2(d) below or Section 2(e) below and (C) provided that the Grantee is employed by the Company on such date or has had a Qualifying Termination on or before such date. Any Restricted Stock described in this Section 2(c)(i) that do not become vested on or before the First Vesting Date shall be forfeited by the Grantee immediately following the First Vesting Date unless the Committee provides otherwise.

ii)        To the extent not previously forfeited under the terms of this Agreement, one-quarter of the Restricted Stock (that is, 750,000 Restricted Stock) shall become vested (A) on the earlier to occur of (x) January 2, 2018, and (y) a Change of Control in which the Company’s shares of Common Stock cease to be listed, or eligible for sale, on a national securities exchange or national market system (the “Second Vesting Date”), but (B) only to the extent that the Market Value Appreciation performance goals are satisfied as of the Second Vesting Date as provided in Section 2(d) below or Section 2(e) below and (C) provided that the Grantee is employed by the Company on such date or has had a Qualifying Termination on or before such date. Any Restricted Stock described in this Section 2(c)(ii) that do not become vested on or before the Second Vesting Date shall be forfeited by the Grantee immediately following the Second Vesting Date unless the Committee provides otherwise.

(d)         Market Value Appreciation. The Market Value Appreciation performance goals shall be deemed satisfied as of a particular date with respect to that percentage of the Performance-Based Vesting Restricted Stock in question that is determined in accordance with the table set forth below, with the percentage of the applicable Restricted Stock to become vested based on any Market Value between any two values specified in the table to be determined by linear interpolation:

Market Value Per Share	Percentage Vested
$10 or less	0%
$13	20%
$16	40%
$17.50	50%
$19	60%
$22	80%
$25 or more	100%

For purposes of applying the table above, and of Section 2(e) below, the “Market Value per Share” as of a particular date shall be deemed to be (x) the average Market Value per share of Common Stock for each Trading Day during the 60 calendar days immediately prior to such date (if such date is not the date of a Change of Control) or (y) the Market Value per share of Common Stock immediately prior to the occurrence of the Change of Control (if such date is the date of a Change of Control). By way of illustration, if the “Market Value per Share” on the First Vesting Date is $14.50 and if the Grantee is employed by the Company on such date, then 30% of the Restricted Stock governed by Section 2(c)(i) shall vest, and the remaining 70% shall be forfeited.

(e)        Accelerated Market Value Appreciation. Notwithstanding anything in Section 2(d) to the contrary, the Market Value Appreciation performance goals shall be deemed to be fully satisfied on the first date after the Effective Date on which the Market Value per Share is at least $25.

(f)        Forfeiture Events. The Restricted Stock shall (to the extent not yet vested under this Agreement) be forfeited, and shall not thereafter vest, upon (i) a voluntary termination of the Grantee’s employment with the Company by the Grantee (other than in a Qualifying Termination) or (ii) a termination of the Grantee’s employment by the Company for Cause; provided, however, that no termination of the Grantee’s employment with the Company (for any reason) occurring upon or after a Change of Control shall have any impact on the vesting or forfeiture of the Restricted Stock.

(g)        Equitable Adjustments. In the event of any merger, consolidation, reorganization, recapitalization, spin-off, split-up, combination, share exchange, liquidation, dissolution, stock split, extraordinary cash dividend, stock dividend, distribution of stock or other property in respect of the Restricted Stock or other securities of the Company, or other change in corporate structure or capitalization affecting the Restricted Stock, the Committee shall make appropriate adjustment(s) to the method for determining Market Value, to the performance goals in the table above, and/or to other terms and conditions set forth in this Agreement, so as to avoid dilution or enlargement of the rights of the Grantee and of the economic opportunity and value represented by the Restricted Stock. If any Change of Control occurs, and notwithstanding anything in Section 2, Section 4, or elsewhere to the contrary, the Company shall have made arrangements, in respect of securities that the Grantee acquired pursuant to this Agreement and that either were vested prior to the occurrence of such Change of Control, or will become vested upon the occurrence of such Change of Control, that allow (or allowed) the Grantee to sell such securities in at least one of the following ways: (i) in the transaction (if any) that gives rise to such Change of Control, (ii) in the open market upon, prior to the occurrence of, or immediately following such Change of Control, (iii) for cash to the Company upon the occurrence of such Change of Control for their Market Value as of such occurrence, or (iv) through a combination of (i), (ii) and (iii).

3.        No Right to Continued Employment; Post- Employment Restrictions.

(a)        The grant of the Restricted Stock hereunder shall not be construed as granting to the Grantee any right of continued employment, and the right of the Company to terminate the Grantee’s employment at any time at will (whether by dismissal, discharge or otherwise) is specifically reserved.

(b)        For the period during which the Grantee is employed with the Company and for five (5) years thereafter (or the longest maximum period permitted by applicable law if such 5 year period is prohibited by applicable law), the Grantee shall not personally, other than in connection with performing services for the Company or any of its Subsidiaries: (i) directly or indirectly hire, solicit, or help another person to hire or solicit, any employee of the Company or any of its Subsidiaries away from the Company or any of its Subsidiaries, (ii) directly or indirectly induce or encourage any employee of the Company or any of its Subsidiaries to terminate employment with the Company or any of its Subsidiaries, (iii) directly or indirectly divert any business opportunity developed on behalf of the Company or any of its Subsidiaries for his own benefit or for the benefit of any of his future employers, (iv) directly or indirectly solicit any of the Company’s or its Subsidiaries’ customers to use the services of another entity in lieu of those of the Company or its Subsidiaries, (v) seek or accept employment with any entity that competes materially with any of the Company’s or its Subsidiaries’ substantial business operations; or (vi) otherwise engage in any activity that competes materially with any of the Company’s or its Subsidiaries’ substantial business operations. If any provision of this Section 3(b) is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such provision shall be subject to modification by the arbitrator referred to in Section 11 or the appropriate court, which shall modify this Section 3(b) to the minimum extent necessary to achieve such validity and enforceability.

4.        Nonassignability of Restricted Stock. The Restricted Stock is personal to the Grantee and, prior to the date it becomes vested pursuant to Section 2, no Restricted Stock granted hereunder may be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and no such rights shall be subject to execution, attachment or similar process, except that the Restricted Stock may be transferred, in whole or in part, (i) by will or the laws of descent and distribution or (ii) to any Immediate Family Member or to any trust, the sole beneficiaries of which are the Grantee and/or his Immediate Family Members, or to any entity (including, without limitation, any corporation, partnership or limited liability company) in which the Grantee, his Immediate Family Members or trusts solely for the benefits of such persons hold all the beneficial interests, provided that such Immediate Family Members and/or trusts and/or other entities (and upon distribution their beneficiaries) are bound by the provisions of this Agreement. For purposes of this Agreement, the term “Immediate Family Member” shall mean the Grantee’s parents and spouse and any of the lineal descendants of the Grantee, his spouse or either of his parents (including, without limitation, descendants by adoption). Any person or entity to whom these Restricted Stock have been transferred in whole or in part in accordance with this Section 4 shall, to the extent of the transfer, succeed to the rights and obligations of the Grantee under this Agreement.

5.        Rights as Stockholder. Except as otherwise provided in this Agreement, Grantee shall have, with respect to all Restricted Stock, the right to vote such Restricted Stock and the right to receive cash and other dividends, if any, as may be declared on the Restricted Stock from time to time. Any securities issued to or received by the Grantee in respect of the Restricted Stock as a result of a stock split, a dividend payable in capital stock or other securities, a combination of shares or any other change or exchange of the Restricted Stock for other securities, by reclassification, reorganization, distribution, liquidation, merger or consolidation, or otherwise, shall be subject to the same restrictions on transfer and vesting, have the same status, and bear the same legend, as the Restricted Stock, unless otherwise determined by the Committee in a manner more favorable to the Grantee.

6.        Legend. Until the vesting of the Restricted Stock pursuant to Section 2 above, each certificate evidencing such Restricted Stock shall be registered in the Grantee’s name and shall bear the following legend: “THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN A RESTRICTED STOCK AWARD AGREEMENT BETWEEN MBIA INC. AND JOSEPH W. BROWN, AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.” Promptly following the vesting of any Restricted Stock pursuant to Section 2 above, the Grantee shall be furnished certificate(s) that bear no such legend for any such Restricted Stock that have vested.

7.        Withholding. Without limiting the Company’s authority under the Plan, the Grantee agrees to make appropriate arrangements with the Company for satisfaction of any applicable tax withholding requirements (“tax obligations”) arising out of this Agreement. Such tax obligations may be satisfied in cash or, at the election of the Grantee, with vested Restricted Stock that has an aggregate Market Value on the date of vesting (or, if the date of vesting is not a Trading Day, then on the most recent Trading Day that precedes the date of vesting) equal to the amount of taxes required to be withheld.

8.        Amendment or Waiver. No provision of this Agreement may be amended unless such amendment is set forth in a writing that is signed by the Parties and that specifically identifies the provision(s) being amended. No waiver by any person of any breach of any condition or provision contained in this Agreement shall be deemed a waiver of any breach of a similar or dissimilar condition or provision at the same or any prior or any subsequent time. To be effective, any waiver must be in writing signed by the waiving person. The terms of this Agreement neither amend, nor supersede, the terms of any other agreement between the Company and the Grantee. In the event of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of this Agreement shall control to the extent more favorable to the Grantee.

9.        References and Headings. References herein to rights and obligations of the Grantee shall apply, where appropriate, to the estate or other legal representative of the Grantee or his successors and assigns as permitted under this Agreement, as the case may be, without regard to whether specific reference to such estate or other legal representative or his successors and assigns is contained in a particular provision of this Agreement. The headings of Sections contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

10.        Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered directly to the person concerned or (b) three business days after being sent by postage-prepaid certified or registered mail or by nationally recognized overnight carrier, return receipt requested, duly addressed to the person concerned at the location indicated below (or to such changed address as such party may subsequently by similar process give notice of):

If to the Company, at the Company’s headquarters and to the attention of the Office of the Secretary, with a copy to Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, Attention: Lawrence K. Cagney.

If to the Grantee, at the Company’s headquarters and to the attention of the Grantee, with a copy to Morrison Cohen, LLP, 909 Third Avenue, New York, New York 10022, Attention: Robert M. Sedgwick.

If to a transferee permitted under Section 4, to the address (if any) supplied by the Grantee to the Company.

11.        Resolution of Disputes. Any dispute or controversy arising out of or relating to this Agreement, the Grantee’s employment with the Company, or the termination thereof, shall be resolved by binding de novo confidential arbitration, to be held in New York City before three arbitrators in accordance with the Commercial Arbitration Rules of the

American Arbitration Association. Each of the Parties shall be entitled to appoint one of the three arbitrators and the third arbitrator shall be appointed by the arbitrators appointed by the Parties. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company shall promptly pay all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the Grantee (or his permitted successors and assigns) in resolving any disputed claim, other than any claim brought by the Grantee (or the Grantee’s permitted successors and assigns) that the arbitrator(s) determine to have been brought (a) in bad faith or (b) without any reasonable basis.

12.        The Company’s Representations. The Company represents and warrants that (a) it is fully authorized by action of the Board and of the Committee (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations hereunder; (b) the grant of the Restricted Stock and this Agreement have been approved in accordance with Rule 16b-3(d)(1) promulgated under the 1934 Act; (c) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company; and (d) upon the execution and delivery of this Agreement by the Company and the Grantee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

13.        Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)        “Affiliate”, when used in respect of a person or entity, shall mean any person or entity that (directly or indirectly) controls, is controlled by, or is under common control with, such person or entity.

(b)        “Change of Control” shall mean the occurrence of any of the following events:

i)        either (x) any Person, excluding Warburg Pincus and its Affiliates, becomes a “beneficial owner” (as such term is used as of the Effective Date in Rule 13d-3, as promulgated under the 1934 Act) of 25% or more of the Voting Securities of the Company, measured either by number of securities or by voting power, or (y) Warburg Pincus and its Affiliates become the “beneficial owners” of 50% or more of the Voting Securities of the Company, so measured;

ii)        a majority of the Board (or any successor governing body) consists of individuals other than Incumbent Directors, which term means the members of the Board who were serving on the Board on the Effective Date, provided that any individual who becomes a member subsequent to that date whose election or nomination for election was supported by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director for purposes hereof;

iii)        the consummation of any plan of liquidation providing for the distribution of all or substantially all of the Company’s assets;

iv)        the consummation of a merger, consolidation, share or security exchange, division, sale or other disposition of all or substantially all of the business or assets of the Company (a “Corporate Event”), as a result of which the security holders of the Company immediately prior to such Corporate Event (the “Company Shareholders”) do not hold, directly or indirectly, immediately following such Corporate Event, and in respect of Voting Securities they held immediately prior to such Corporate Event, a majority of the Voting Securities (measured both by number and by voting power) of (x) in the case of a merger or consolidation, the surviving or resulting entity, (y) in the case of a share or security exchange, the acquiring entity or entities or (z) in the case of a division or a sale or other disposition of all or substantially all of the Company’s business or assets, each surviving, resulting or acquiring entity; or

v)        the Company ceases to be a “publicly held corporation”, within the meaning of
Section 162(m)(2) of the Code, whose shares are listed, or eligible for sale, on a national securities exchange or national market system.

(c)        “Cause” shall mean: (i) the Grantee is convicted of a felony involving moral turpitude or (ii) the Grantee engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties for the Company, resulting, in either case, in material economic harm to the Company or its Subsidiaries, unless the Grantee believed in good faith that such conduct was in, or not opposed to, the best interests of the Company. Notwithstanding the immediately preceding sentence, Cause shall not exist for purposes of this Agreement unless the following procedural requirements have been complied with. The Grantee shall be given written notice by the Board of its intention to terminate his employment for Cause, which notice shall state in detail the particular circumstances that constitute the grounds on which the proposed termination for Cause is based. The Grantee shall have the right to have a timely hearing before the Board, and to present evidence to the Board in defense of such proposed termination and to be represented and assisted by counsel at such hearing. A determination that Cause exists may only be made upon a vote of two-thirds of the members of the Board (excluding the Grantee) after such hearing and only on the basis of the grounds set forth in the notice initially sent to the Grantee regarding such action.

(d)        “Code” shall mean the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code shall be deemed to include any successor to such section.

(e)        “Constructive Termination Without Cause” shall mean a termination by the Grantee of his employment with the Company on 30 days written notice given to the Company following the occurrence, without his prior written consent, of any of the following events; provided, however, that no such termination shall be effective as a Constructive Termination Without Cause unless (x) the Grantee gives written notice to the Company, within 60 days after he learns of the occurrence of the event, describing the event in reasonable detail and requesting cure, (y) the Company fails to cure such event within 30 days following receipt of such notice, and (z) the Grantee terminates his employment with the Company within 30 days after expiration of the Company’s cure right:

i)        the failure to elect or reelect the Grantee as a member of the Board, or as Chief Executive Officer, or the removal of him from any such positions other than in connection with an actual termination of employment by the Company for Cause in accordance with the provisions hereof;

ii)        the assignment to the Grantee of duties or responsibilities that are not commensurate with the Grantee’s position as Chief Executive Officer, or any material diminution in the Grantee’s duties or authorities as Chief Executive Officer (other than as may be agreed from time to time by the Grantee in writing), or any change in the reporting structure so that the Grantee reports to any person or entity other than the Board; or

iii)        any material breach of any material obligation of the Company to the Grantee, whether under this Agreement or otherwise.

(f)        “Disability” shall mean the Grantee’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities as Chief Executive Officer for a period of 180 consecutive days as determined by an approved medical doctor. For this purpose, an approved medical doctor shall mean a medical doctor selected by the Parties. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(g)        “Market Value”, when used with respect to the value of a security on a particular Trading Day, shall mean the closing price for which such security is purchased that day on the principal national securities exchange or national market system on which such securities are then listed or eligible for sale (or, if such securities are not then listed or eligible for sale on any such exchange or market system, the value as determined by agreement between the Parties (without discount for illiquidity, lack of control, contractual restrictions, or the like), or, in the absence of such agreement, the value as determined in accordance with Section 11 above (again, without discount for illiquidity, lack of control, contractual restrictions, or the like).

(h)        “1933 Act” shall mean the Securities Act of 1933, as amended.

(i)        “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(j)        “Qualifying Termination” shall mean (i) a termination of the Grantee’s employment with the Company due to his death or Disability, (ii) a termination of the Grantee’s employment with the Company by the Company without Cause, (iii) the Grantee’s Constructive Termination Without Cause, (iv) a voluntary termination of the Grantee’s employment with the Company by the Grantee after June 30, 2016, on at least six (6) months’ prior notice from the Grantee to the Company after June 30, 2016, or (v) a termination of the Grantee’s employment by the Grantee with the approval of the Board.

(k)        “Person”, when used in the definition of a Change of Control, shall have the meaning ascribed to such term as of the Effective Date in Section 3(a)(9) of the 1934 Act, as supplemented by Section 13(d)(3) of the 1934 Act; provided, however, that Person shall not include (i) the Company or any subsidiary of the Company or (ii) any employee benefit plan sponsored by the Company or any subsidiary of the Company.

(l)        “Subsidiary”, when used in respect of a person or entity, shall mean any Affiliate of such person or entity that such person or entity (directly or indirectly) controls.

(m)        “Trading Day” shall mean a day on which the New York Stock Exchange (or any successor thereto) is fully open for trading.

(n)        “Voting Securities”, when used in respect of an entity, shall mean all outstanding securities of that entity that entitle the holders thereof to vote to elect members of the entity’s board of directors (or similar governing body).

(o)        “Warburg Pincus” means Warburg Pincus Private Equity X, Warburg Pincus LLC, and their Affiliates.

14.        Successors.

(a)        This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, heirs (in the case of the Grantee) and assigns.

(b)        No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a sale or liquidation of all or substantially all of the business and assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business and assets of the Company and such assignee or transferee expressly assumes the liabilities, obligations and duties of the Company as set forth in this Agreement. In the event of any merger, consolidation, other combination, sale of business and assets, or liquidation as described in the preceding sentence, the Company shall use its best reasonable efforts to cause such assignee or transferee to promptly and expressly assume the liabilities, obligations and duties of the Company hereunder.

15.        Expense Reimbursement. Promptly upon presentation of reasonable supporting documentation, the Company shall pay (or reimburse the Grantee for) any expenses (including attorneys’ fees and other charges of counsel) reasonably incurred by him in connection with the negotiation, documentation and implementation of this Agreement.

16.        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without regard to the principles of conflict of laws.

17.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which, when taken together, shall constitute one document.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MBIA INC.

By:	/s/ Ram D. Wertheim
Name: Ram D. Wertheim Title: Executive Vice President, Chief Legal Officer and Secretary

GRANTEE

/s/ Joseph W. Brown
Joseph W. Brown